September 18, 2018

Paul Todd
Senior Executive Vice President and CFO
Total System Services, Inc.
One TSYS Way
Post Office Box 1755
Columbus, GA 31902

       Re: Total System Services, Inc.
           Form 10-K for the Fiscal Year Ended December 31, 2017
           Filed February 23, 2018
           Form 10-Q for the Quarterly Period Ended March 31, 2018 Filed May 8, 2018
           File No. 001-10254

Dear Mr. Todd:

       We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                          Sincerely,

                                                          Division of
Corporation Finance
                                                          Office of Information
Technologies
                                                          and Services